EXHIBIT 99.1

ATWOOD OCEANICS ANNOUNCE FOURTH QUARTER EARNINGS FOR FY2008

Houston, Texas
24 November 2008

FOR IMMEDIATE RELEASE

EARNINGS-

Atwood Oceanics, Inc., (NYSE: ATW) Houston-based International Drilling Contractor, announced today that the Company earned net income of $74,753,000 or $1.16 per diluted share, on revenues of $160,654,000 for the quarter ended September 30, 2008 compared to net income of $54,149,000 or $0.84 per diluted share, on revenues of $121,604,000 for the quarter ended September 30, 2007. For the twelve months ended September 30, 2008, the Company earned net income of $215,438,000 or $3.34 per diluted share, on revenues of $526,604,000 compared to net income of $139,024,000 or $2.18 per diluted share, on revenues of $403,037,000 for the twelve months ended September 30, 2007.

	FOR THE THREE MONTHS ENDED
	SEPTEMBER 30,
	2008	2007

Revenues	$160,654,000	$121,604,000
Income before Income Taxes	87,244,000	61,309,000
Provision for Income Taxes	(12,491,000)	(7,160,000)
Net Income	74,753,000	54,149,000
Earnings per Common Share -
Basic	1.17	0.85
Diluted	1.16	0.84
Weighted Average Shares
Outstanding -
Basic	64,031,000	63,346,000
Diluted	64,697,000	64,198,000

	FOR THE TWELVE MONTHS ENDED SEPTEMBER 30,
	2008	2007

Revenues	$526,604,000	$403,037,000
Income before Income Taxes	244,775,000	159,959,000
Provision for Income Taxes	(29,337,000)	(20,935,000)
Net Income	215,438,000	139,024,000
Earnings per Common Share -
Basic	3.38	2.22
Diluted	3.34	2.18
Weighted Average Shares
Outstanding -
Basic	63,756,000	62,686,000
Diluted	64,556,000	63,628,000